Exhibit 7

CONSOLIDATED BALANCE SHEET	Citigroup Inc. and Subsidiaries

	December 31,

In millions of dollars	2018	2017
Assets
Cash and due from banks (including segregated cash and other deposits)	$23,645	$23,775
Deposits with banks	164,460	156,741
Federal funds sold and securities borrowed and purchased under agreements to resell (including $147,701 and $132,949 as of December 31, 2018 and 2017, respectively, at fair value)	270,684	232,478
Brokerage receivables	35,450	38,384
Trading account assets (including $112,932 and $99,460 pledged to creditors at December 31, 2018 and 2017, respectively)	256,117	252,790
Investments:
Available-for-sale debt securities (including $9,289 and $9,493 pledged to creditors as of December 31, 2018 and 2017, respectively)	288,038	290,725
Held-to-maturity debt securities (including $971 and $435 pledged to creditors as of December 31, 2018 and 2017, respectively)	63,357	53,320
Equity securities (including $1,109 and $1,395 at fair value as of December 31, 2018 and 2017, respectively, of which $189 was available for sale as of December 31, 2017)	7,212	8,245

Total investments	$358,607	$352,290
Loans:
Consumer (including $20 and $25 as of December 31, 2018 and 2017, respectively, at fair value)	330,487	333,656
Corporate (including $3,203 and $4,349 as of December 31, 2018 and 2017, respectively, at fair value)	353,709	333,378

Loans, net of unearned income	$684,196	$667,034
Allowance for loan losses	(12,315)	(12,355)

Total loans, net	$671,881	$654,679
Goodwill	22,046	22,256
Intangible assets (including MSRs of $584 and $558 as of December 31, 2018 and 2017, respectively, at fair value)	5,220	5,146
Other assets (including $20,788 and $18,559 as of December 31, 2018 and 2017, respectively, at fair value)	109,273	103,926

Total assets	$1,917,383	$1,842,465

The following table presents certain assets of consolidated variable interest entities (VIEs), which are included in the Consolidated Balance Sheet above. The assets in the table below include those assets that can only be used to settle obligations of consolidated VIEs, presented on the following page, and are in excess of those obligations. Additionally, the assets in the table below include third-party assets of consolidated VIEs only and exclude intercompany balances that eliminate in consolidation.

	December 31,
In millions of dollars	2018	2017
Assets of consolidated VIEs to be used to settle obligations of consolidated VIEs
Cash and due from banks	$270	$52
Trading account assets	917	1,129
Investments	1,796	2,498
Loans, net of unearned income
Consumer	49,403	54,656
Corporate	19,259	19,835

Loans, net of unearned income	$68,662	$74,491
Allowance for loan losses	(1,852)	(1,930)

Total loans, net	$66,810	$72,561
Other assets	151	154

Total assets of consolidated VIEs to be used to settle obligations of consolidated VIEs	$69,944	$76,394

Statement continues on the next page.

CONSOLIDATED BALANCE SHEET	Citigroup Inc. and Subsidiaries
(Continued)

	December 31,

In millions of dollars, except shares and per share amounts	2018	2017
Liabilities
Non-interest-bearing deposits in U.S. offices	$105,836	$126,880
Interest-bearing deposits in U.S. offices (including $717 and $303 as of December 31, 2018 and 2017, respectively, at fair value)	361,573	318,613
Non-interest-bearing deposits in offices outside the U.S.	80,648	87,440
Interest-bearing deposits in offices outside the U.S. (including $758 and $1,162 as of December 31, 2018 and 2017, respectively, at fair value)	465,113	426,889

Total deposits	$1,013,170	$959,822
Federal funds purchased and securities loaned and sold under agreements to repurchase (including $44,510 and $40,638 as of December 31, 2018 and 2017, respectively, at fair value)	177,768	156,277
Brokerage payables	64,571	61,342
Trading account liabilities	144,305	125,170
Short-term borrowings (including $4,483 and $4,627 as of December 31, 2018 and 2017, respectively, at fair value)	32,346	44,452
Long-term debt (including $38,229 and $31,392 as of December 31, 2018 and 2017, respectively, at fair value)	231,999	236,709
Other liabilities (including $15,906 and $13,961 as of December 31, 2018 and 2017, respectively, at fair value)	56,150	57,021

Total liabilities	$1,720,309	$1,640,793

Stockholders’ equity
Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares: 738,400 as of December 31, 2018 and 770,120 as of December 31, 2017, at aggregate liquidation value	$18,460	$19,253
Common stock ($0.01 par value; authorized shares: 6 billion), issued shares; 3,099,567,177 as of December 31, 2018 and 3,099,523,273 as of December 31, 2017	31	31
Additional paid-in capital	107,922	108,008
Retained earnings	151,347	138,425
Treasury stock, at cost: 731,099,833 shares as of December 31, 2018 and 529,614,728 shares as of December 31, 2017	(44,370)	(30,309)
Accumulated other comprehensive income (loss) (AOCI)	(37,170)	(34,668)

Total Citigroup stockholders’ equity	$196,220	$200,740
Noncontrolling interest	854	932

Total equity	$197,074	$201,672

Total liabilities and equity	$1,917,383	$1,842,465

The following table presents certain liabilities of consolidated VIEs, which are included in the Consolidated Balance Sheet above. The liabilities in the table below include third-party liabilities of consolidated VIEs only and exclude intercompany balances that eliminate in consolidation. The liabilities also exclude amounts where creditors or beneficial interest holders have recourse to the general credit of Citigroup.

	December 31,

In millions of dollars	2018	2017
Liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup Short-term borrowings	$13,134	$10,142
Long-term debt	28,514	30,492
Other liabilities	697	611

Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup	$42,345	$41,245

The Notes to the Consolidated Financial Statements are an integral part of these Consolidated Financial Statements.

2